Exhibit 99.2

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
(212) 930-9400
News Release	investors@istarfinancial.com

COMPANY CONTACTS	[NYSE: SFI]

David M. DiStaso	Jason Fooks
Chief Financial Officer	Investor Relations

iStar Announces Pricing of Convertible Senior Notes and

Concurrent Share Repurchase

NEW YORK — November 13, 2013 — iStar Financial Inc. (NYSE: SFI) announced today that it has agreed to sell $175 million aggregate principal amount of 1.50% Convertible Senior Notes due November 15, 2016. The Company has also granted the initial purchasers a 30-day option to purchase up to an additional $25 million aggregate principal amount of the notes on the same terms and conditions. The Company intends to use the net proceeds of the offering, along with available cash on hand, to redeem its $201 million aggregate principal amount of 5.70% unsecured Senior Notes due March 2014. In addition, the Company agreed to repurchase approximately 1.7 million shares of its common stock with cash on hand, concurrent with the offering of the notes, in privately negotiated transactions with purchasers of the notes. The sale is expected to close on November 19, 2013, subject to customary closing conditions.

The notes will bear interest at a fixed rate of 1.50% per year, payable semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2014. The notes will be convertible into shares of iStar’s common stock, based on an initial conversion rate of 57.8369 shares of iStar’s common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $17.29 per share of common stock and represents a premium of 40% above the last reported sale price of iStar’s common stock on the New York Stock Exchange on November 13, 2013 of $12.35 per share. The conversion rate and conversion price are subject to adjustment in certain events, such as distributions of dividends or stock splits.

This communication does not constitute an offer to purchase or sell any securities, nor does it constitute the solicitation of an offer to purchase or sell any securities. This communication also shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The notes are being offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and the shares of iStar common stock issuable upon conversion of the notes will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States except pursuant to an applicable exemption from registration requirements of the Securities Act and applicable state securities laws.

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